Exhibit 5.2

THE LAW OFFICES OF

T. J. Jesky

Attorney and Counselor at Law

200 West Madison, Suite 2100
Chicago, IL 60606

Phone: (312) 894-0130

Fax: (312) 489 8216

Email: tjjesky@yahoo.com

January 23, 2018

To: Board of Directors, EnzymeBioSystems

Re:	Securities Registered under Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-222503) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by EnzymeBioSystems, a Nevada corporation (the “Company”) of: (i) 2,759,775 shares of the Company’s common stock (“Common Stock”), par value $0.001 per share (the “Shares”), (ii) up to 2,759,775 Series A Warrants; (iii) up to 2,759,775 Series B Warrants; (iv) up to 2,759,775 Series C Warrants; (v) up to 2,759,775 Series C Warrants (“Warrants”), where each Warrant is entitled to purchase one share of the Company’s Common Stock; and (vi) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares, Warrants and Warrant Shares are collectively referred to herein as the “Securities.” The Common Stock Units are being offered by sixteen (16) selling securityholders (the “Shares”) on the terms and conditions set forth in the Registration Statement.

In that connection, I have examined original copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, and have examined such laws or regulations, as have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

i.	The Certificate of Incorporation of the Company, June 26, 2009;

ii.	Designation of Designation of Preferred Shares, filed February 1, 2011;

iii.	Bylaws of the Company, dated June 26, 2009;

iv.	The Registration Statement noted above and the Exhibits thereto;

v.	Completed Investor Subscription Agreements/corresponding bank deposits; and

vi.	Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued as contained in this registration statement, will be duly and validly issued, duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I consent to the prospectus discussion of this opinion contained in the Registration Statement, the reproduction of this opinion as an exhibit to the Registration Statement, and to being named under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ T. J. Jesky
T. J. Jesky, Esq.